Exhibit 10.3
[Translation from Hebrew]
EMPLOYMENT AGREEMENT
Made and executed this 19th day of December, 2004

BETWEEN:	Protalix Ltd. Of 2 Snonit Road, Science Park, P.O.B. 455, Carmiel 20100 (hereinafter: “the Company”)
of the one part

AND:	Dr. Einat Almon (I.D. 55614481) Of: 10 Hadass St., Timrat, (hereinafter: “the Employee”)
of the other part

WHEREAS	The Company is engaged in biotechnology; and

WHEREAS	The Employee is desirous of working in the position of Senior Director of Product Development in the field of biotechnology (“the Position”); and

WHEREAS	The Employee declares that she has the know-how, skills and experience required in order to fulfill the Position pursuant to the terms of this Agreement; and

WHEREAS	On reliance on the Employee’s declarations and undertakings contained in this Agreement, the Company is desirous of employing the Employee, and the Employee is desirous of being employed by the Company in the Position, pursuant to the terms contained in this Agreement;
It is therefore declared, stipulated and agreed between the parties as follows:

1.	Preamble, Appendices and interpretation
1.1	The preamble and the Appendices hereto constitute an integral part thereof and are to be read as one with the remaining clauses thereof.

1.2	The headings to the clauses are for ease of reference only and are not to be applied in the interpretation of this Agreement.
2.	Declarations of the parties

The parties declare and acknowledge as follows:
2.1	This Agreement is personal and special, and regulates the relationship between the Company and the Employee and no general or special collective agreement will therefore apply to the Employee.

2.2	This Agreement encompasses all the payments and/or benefits and/or other conditions of any kind whatsoever to which the Employee is entitled from the Company in connection with her employment.

2.3	No custom between the Company and other employees (if any) or practice will apply to the relationship between the Employee and the Company unless expressly adopted by this Agreement and to the extent so adopted. If the Company grants the Employee in a certain case or cases, any benefit or payment that has not been specified in this Agreement – the grant thereof will not create a custom between the parties or obligate the Company in any other or additional cases.
3.	Description of the position
3.1	It is hereby agreed that the Employee will work at and be employed by the Company in the position of Senior Director of Product Development in the field of biotechnology, on a full-time basis; the Position will include:
3.1.1	The identification, absorption and development of new protein to be used as products in and by the Company;

3.1.2	Pre-clinical and clinical development of enzymes to treat Gaucher disease;

3.1.3	Working with the FDA and clinical researchers;

3.1.4	Responsibility for managing the Company’s patents portfolio with the patent editor; and

3.1.5	The carrying out of any other task or assignment required in connection with the performance of the Position by the Employee, in accordance with the CEO’s decision.
3.2	The Employee will, in her work in the Company, be subordinate to the CEO of the Company; participate at the discretion of the CEO, in discussions pertaining to tracking the methods of operating in the Company, to the extent they pertain to her Position and acting in accordance with the Company policy and procedures, as prevailing from time to time.
4.	Undertakings of the Employee
4.1	The Employee undertakes to devote all her working time for the purpose of performing the Position, to the extent of the work stated in clause 3.1 above, and will apply all her energies, skills, knowledge and experience to her employment in the Company, carry out her work in the Company professionally, devotedly and diligently, faithfully act vis-à-vis the Company and use her best endeavours to promote the business and affairs of the Company.

4.2	The Employee undertakes not, for the duration of her employment with the Company, to engage, directly or indirectly, in any other or additional work or employment, either during or after working hours, for consideration or otherwise, unless she receives the prior written consent and approval of the CEO at his discretion.

4.3	The Employee will not accept in connection with her employment at the Company any consideration or benefit whatsoever from any party, including from customers or suppliers of the Company, either directly or indirectly.

4.4	The Employee undertakes to notify the Company immediately of any matter or thing in which she has a personal interest or that could constitute a conflict of interest with her work at the Company.

5.	Salary and bonuses
5.1	The Employee’s salary during the period of her employment with the Company will be NIS. 28,000 (twenty-eight thousand shekels) (gross) per month that will be paid to her by the 10th of each month in respect of the preceding month (hereinafter: “the Salary”). The Salary consists of any increment that it is obligatory or usually paid to employees at the Employee’s grade and status. It is clarified that any benefit, contribution or bonus to which the Employee will be entitled pursuant to the terms of this Agreement will be computed on the basis of the Salary only, without any benefit, contribution or bonus being taken into account or included in, the Salary.

5.2	In addition, if (and only if) any of the circumstances set out in clauses 5.2.1 and 5.2.3 hereof apply, will the Employee receive bonuses as prescribed in those clauses, as follows:
5.2.1	A bonus in the sum of US$15,000 for each new protein that will, after passing initial and successful due diligence investigation, be integrated by means of the Employee in the Company’s development program (if at all);

5.2.2	A bonus in the sum of US$10,000 upon commencement of Phase III of the development of the enzyme to treat Gaucher disease (if at all);

5.2.3	A bonus in the sum of US$30,000 for approval as a medication by the FDA of the protein developed by the Company to treat Gaucher disease (if at all).
6.	Discussion of Grade and Salary
6.1	Six months after the date of the commencement of the Employee’s employment a discussion will be held with the Employee pertaining to her appointment as Vice-President of the Company, including the terms of her employment derivative therefrom (VP).

6.2	As from the second year of the Employee’s employment, at the end of each year during the term of this Agreement, a discussion will be held on the amount of the Employee’s salary, and the possibility of the Employee’s advancement in salary by the Company will be considered, that promotion, inter alia, to be weighed in light of the Company’s condition, compliance with the Company’s goals, employee’s skills, performance and devotion to the work.

6.3	It is hereby clarified that notwithstanding the stated in this clause 6, the definition of the Employee as Vice-President and/or change in the terms of her employment as stated in clause 6.1 and/or the advancement of the Employee in her salary as stated in clause 6.2 will be at the sole discretion of the Company, and the Company assumes no obligation whatsoever to promote the Employee in the Position and/or in Salary as stated in these clauses.
7.	Manager’s and work disability insurance
7.1	The Company will contribute in respect of a manager’s insurance policy for the benefit of the Employee amounts to the extent of 8.3% of the monthly salary in respect of severance compensation and 5% of the monthly salary in respect of provident savings payments. The Employee hereby agrees that the Company will deduct from her monthly salary and remit to the above policy contributions in the sum of 5% of the monthly salary on account of the Employee, in respect of provident pay. It is further agreed that the Company will make contributions at its expense to the Employee’s work disability insurance policy, in the sum of 2.5% of the Salary.

7.2	The manager’s insurance policy will be owned by the Company from the date of the Employee commencing her employment. In the event of a severance of the employer-employee relationship between the Company and the Employee, the Employee will be entitled to assign such insurance policy, including the severance pay fund therein, into her name, provided such termination has not occurred in the circumstances set out in clause 15.2 hereof, in which case and subject to any law, the Company will be exempt from releasing to the Employee the monies that have been contributed at the expense of the Company to such insurance policy, and it will not be bound to instruct the insurance company or the severance compensation fund, as appropriate, to pay the Employee such monies.
8.	Study fund

The Employer will contribute to a Study fund in favour of the Employee 7.5% of the amount of the monthly Salary at the expense of the Company and 2.5% of the amount of the monthly salary at the expense of the Employee. The Employee hereby agrees to the making of the contributions from her salary by the Company as stated for purposes of the Study fund.

9.	Granting of options

Subject to the conditions contained in this clause 9, the Company will grant the Employee options to acquire ordinary shares of the Company at the rate of 0.5% (half a percent) of the issued share capital of the Company as of the date of this Agreement, pursuant to the Company’s option plan as applicable from time to time. Notwithstanding that stated, the allotment will be subject to the approval of the Board of Directors of the Company, and the signature of an option agreement between the Employee and the Company, to the Company’s satisfaction. If such options are granted, the exercise price thereof will be as determined by the Board of Directors, and they will vest gradually over a four (4) year vesting period, pursuant to the conditions that will be set in the option agreement or such option plan, and will be subject to all the remaining conditions of the option plan, option agreement and the law.

10.	Working hours
10.1	The Employee hereby declares and acknowledges that she is employed by the Company in an executive position, that her work and position in the Company require a special method of personal trust and that the terms of her employment do not allow the Company to supervise her work and rest hours, and, therefore, the Work and Rest Hours Law, 5711-1951 does not apply to her.

10.2	The Employee hereby declares and acknowledges that she is aware and agrees that her employment with the Company will require her to work also at hours outside the usual working hours and may include trips inside and out of Israel, and she undertakes to work overtime and take such trips in accordance with the Company’s requirements and pursuant to the needs of the work. It is agreed and stated that the Employee’s salary has been set taking into account that stated

above, and she will not be entitled to any additional payment beyond that expressly provided in this Agreement for working overtime and for such trips.
11.	Fringe Benefits
11.1	Vacation leave

The Employee will be entitled to 22 vacation days per year, and proportionately for part of the year. In reckoning the vacation days, Saturdays and Festivals will not be taken into account. The date of the vacation will be arranged between the Employee and the Company’s CEO. The Company will pay the Employee on the annual vacation days her Salary in full and all the benefits and ancillary fringe benefits. The vacation days may be accumulated up to a maximum of 44 days, but may not be redeemed in cash by the Employee except (and without derogating from any of the Company’s rights pursuant to this Agreement and/or at law) in the case of termination of the employer-employee relationship (in which case the Employee will be entitled to encash the vacation days that have accrued in her favor, but in no event for more than such period of 44 days).

11.2	Vacation allowance

The Employee will be entitled to payment of vacation allowance pursuant to the provisions of law.
12.	Vehicle
12.1	The Company will provide the Employee with a vehicle during the course of her employment, such vehicle having an engine capacity of 1600cc., like a Toyota Corolla, Mazda 3 or like vehicle, at the discretion of the Company (“the Vehicle”). The expenses of using the Vehicle will be borne and paid by the Company.

12.2	Notwithstanding that stated, it is hereby clarified that (1) without derogating from the generality of that stated in clause 19.2 hereof, any tax liability in respect of providing vehicle to the Employee as stated and the use thereof will be borne solely by the Employee, who will also bear every such expense, and (2) the Company will bear no responsibility (a) to pay fines that will be imposed in respect of the Vehicle and/or (b) for the unlawful or unreasonable use of the Vehicle, and any such liability will attach exclusively to the Employee.
13.	Expenses

The Company will reimburse the Employee for her expenses in connection with performance of the Position, up to the monthly sum of NIS. 500, against receipts and in accordance with the Company’s procedures existing from time to time. Notwithstanding the foregoing, the amount of the reimbursement in respect of traveling and staying abroad within the scope of the Employee’s Position in the Company will be in accordance with the Company’s procedures, as existing from time to time. The reimbursement of additional expenses beyond the above amount will only be paid to the extent approved in advance by the CEO of the Company.

14.	Telephone

During the term of this Agreement, the Company will provide the Employee with a cellular telephone. The expenses of using the cellular telephone up to the sum of NIS. 1,000 will be borne and paid by the Company. The expenses of using the cellular telephone that exceed the sum of NIS. 1,000 per month will be borne by the Employee. In addition, the Company will reimburse the Employee for further telephone expenses for calls made within the course of the work, if any.

The cellular telephone will at all times remain in the ownership of the Company and be returned to the Company immediately upon the termination of this Agreement, for any reason whatsoever.

15.	Term of the Agreement
15.1	This Agreement will enter into effect on 19th December, 2004, and is made for an indefinite period and may be brought to an end by the parties by 60 days prior notice in writing. It is further hereby agreed that notwithstanding the foregoing, the Company reserves the right not to use the Employee’s services during the period of the prior notice mentioned or part thereof, provided that the Company pays her for the equivalent of the prior notice.

15.2	Notwithstanding the foregoing the Company will be entitled to bring this Agreement to an end immediately, upon the occurrence of one or more of the following events:
15.2.1	The Employee has committed a fundamental breach of this Agreement and has failed to rectify the same within 5 days of receiving notice to do so.

15.2.2	The Employee has been convicted of an infamous;

15.2.3	The Employee has betrayed her position with the Company or has breached her fiduciary duty towards it;

15.2.4	The Employee has breached the provisions contained in clauses 16, 17 and/or 18 hereof.

15.2.5	The Employee has wilfully caused or with gross negligence or assisted others wilfully or with gross negligence, to cause damage to the Company or its property.

15.2.6	In any case where full or partial payment of severance pay to the Employee may be denied, in accordance with the law customary in Israel.
15.3	Without derogating from any of the Company’s rights pursuant to this Agreement and/or under the law, where the Employee has been dismissed by the Company in the circumstances set out in clause 15.2 above, the Company may immediately terminate payment of the Employee’s Salary and payment of the fringe benefits and immediately cease providing a vehicle for the Employee’s use.

15.4	The Employee undertakes, upon the termination of her employment with the Company, for any reason whatsoever, to hand over her position in an orderly fashion and fully co-operate with such person as the Company will instruct. The Employee further undertakes that upon the termination of her work in the Company, for any reason whatsoever, or at the Company’s first request, whichever is the earlier, she will hand over to the Company all the documents, information, equipment and material in any form whatsoever, that has reached her or that has been prepared by her in connection with her employment at the Company.
16.	Confidentiality
16.1	The Employee hereby declares and acknowledges that she is aware that the information and knowledge of any kind whatsoever that has been or will be conveyed to her and/or which has or will reach her knowledge during the course of and/or consequent upon her employment with the Company, including, and without derogating from the generality of the foregoing, information relating to the Company’s business, its know-how, (including technical, professional, trading and/or economic know-how), technology, suppliers, products, plans, customers, contractors, employees and the like (hereinafter: “the Information”) are highly confidential and of great value to the Company, and constitute professional and trade secrets of the Company and the disclosure thereof could cause damages and losses to the Company.

16.2	The Employee undertakes to keep absolutely secret all the Information, and not to disclose the same to any other person or entity, nor enable the disclosure thereof by others, directly or indirectly, (except as required in order to perform her Position, pursuant to this Agreement), either during the period of her employment with the Company as well as after the termination, for any reason whatsoever, of her employment with the Company, without any limitation in time. The foregoing will not apply to Information for which there is a duty to disclose by order of the court (subject to the Employee notifying the Company a reasonable time in advance of the duty to disclose the Information according to the order, and only disclose that part of the Information the disclosure of which is required by the order) and information that has fallen into the public domain, otherwise than by reason of any act or omission of the Employee.

Pursuant to the Company’s demand, from time to time, the Employee will sign a letter of undertaking to maintain confidentiality and prevent a conflict of interest, such letter to be in the form acceptable for the time being in the Company.

16.3	The Employee undertakes not to effect with the Information any use of whatsoever kind (directly or indirectly) otherwise than for the purpose of performing her Position, pursuant to this Agreement, both during and after the termination, for any reason whatsoever, of her employment with the Company, without limitation in time.

16.4	The Employee declares and acknowledges that the Company is not granting to her by virtue of this Agreement and/or her employment in the Company and/or otherwise, any right of any kind whatsoever, in or in connection with the Information, and that the Information is the Company’s exclusive property and will remain the Company’s exclusive property at all times, and without limitation in time.

16.5	The Employee declares and acknowledges that irreversible damages will be caused the Company, that cannot be remedied and/or compensated for financially, in the event of the Employee failing to meet her commitments under this Agreement, and that the Company could find itself in a situation in which it will have no suitable remedy by virtue of the law in the event of a breach by the

Employee of such undertakings. In light of the foregoing, the parties hereby agree that the Company will be entitled to apply for and obtain an injunction or such other relief as it may request, in the event of a breach or reasonable concern of a breach of the Employee’s undertakings under this Agreement.
17.	Non-competition
17.1	The Employee undertakes that unless she receives the prior written consent of the Company, during the entire term of the existence of the employer-employee relationship between her and the Company and for a period of 12 months thereafter, for any reason whatsoever, she will not work for nor take part, directly or indirectly, in any business, whether incorporated or unincorporated, that competes with the Company or its business directly, all whether within the area of the State of Israel or abroad.

17.2	In addition the Employee undertakes that for a period of 24 months after the date of expiration of her employment with the Company, not to turn to or have any business connection whatsoever with any person or entity who, on or around the date of the termination of the Employee’s employment, were customers and/or suppliers of the Company, or were in negotiations with the Company in connection with the carrying out of any business with it and/or were the Company’s employees and/or contractors and/or advisors and/or with any person or entity who, on such date was in any other business contact with the Company, all this in order to carry out directly or indirectly any act which might interfere with the relationship between the Company and any of the parties mentioned above, and/or damage the Company in any form or manner whatsoever.

17.3	For the avoidance of any doubt, the Employee’s undertakings according to this clause 17 are in addition to all the Employee’s undertakings under this Agreement, including, but without derogating from the generality of the foregoing, her undertaking according to clauses 16 and 18 of this Agreement. The Employee hereby declares and acknowledges that her undertakings according to this clause 17 are reasonable in the circumstances and that the amount of her salary has, inter alia, been set on reliance on these undertakings and constitutes proper consideration for such undertakings.

17.4	For the purpose of this clause 17 – “directly or indirectly” includes, without derogating from the generality of the foregoing, by means of engaging in business as an owner, self-employed person, shareholder, partner, director, manager, agent, distributor, supplier, contractor, sub-contractor, employee, clerk or advisor.
18.	Inventions and Developments
18.1	In this Agreement, the expression “development” means, any idea and/or invention and/or design and/or patent and/or copyright and/or document and/or software and/or computer programs of any kind whatsoever and/or process and/or system and/or procedure, all these including all and any accompanying documentation or annexed thereto, on any media whatsoever and including all the versions and copies thereof and everything pertaining thereto or resulting therefrom, including, and without derogating from the generality of the foregoing, any intellectual property right in connection therewith, all that has been developed and/or invented and/or written and/or created by the Employee during the period of the employment in the Company and/or as a result of her work in the Company, whether alone or together with others, in their entirety or in part.

18.2	It is agreed and declared that the developments are and will be the Company’s full and exclusive property and that the Employee has and will have any right therein whatsoever. For the removal of any doubt the Employee hereby transfers and assigns to the Company all of her rights, including, but without derogating from the generality of that stated, the right of ownership which she has or will have, alone or jointly with others, in all the developments, whether they are registrable as a patent or protectable as copyright, or protectable as intellectual or material property in any other way, or not.

18.3	For the avoidance of any doubt it is clarified that the Company will be entitled to use and market the developments and/or protect the same with registration by law or by any other method and also make changes and/or translations and/or derivative works thereof and/or translations thereof and/or exploit or use the same in any other way, for any purpose whatsoever, and on such terms as the Company will deem fit, at its sole discretion, without the need of the Employee’s consent and without derogating from the generality of that stated in clause 18.4 hereof, without the Employee being entitled by reason thereof to any consideration whatsoever.

18.4	The Employee will have no claim of any kind whatsoever against the Company in connection with any development. Without derogating from the foregoing, the Employee will not be entitled to receive any payment or other consideration in respect of the developments in addition to regular salary in respect of the period of her employment in the Company.

18.5	In connection with any one of the developments, the Employee undertakes to convey all information and particulars and, at the Company’s request, to co-operate and promptly sign any document, including a specific transfer of ownership or any other right to the Company and effect any act that is required in order to enable the Company to register a patent, copyright or any protection, in any country whatsoever, or to realize its rights in any other way.

18.6	The Employee’s undertakings and the rights of the Company by virtue of this clause 18 are unlimited in time and are in addition to and does not derogate from any other right of the Company by law.
19.	Miscellaneous
19.1	This Agreement encompasses the agreement between the parties and no agreement, memorandum, negotiations, statement, representation, undertaking or accord, whether made in writing or by word of mouth, expressly or impliedly between the parties prior to the signature of this Agreement, will be of any effect.

19.2	It is hereby agreed that the Employee will bear all taxes and other compulsory payments that will apply to her in respect of all the amounts that will be paid to her under this Agreement and in respect of all the benefits and/or advantages that will be conferred upon her, and the Company will deduct from her Salary the amount of any tax and/or other compulsory payment the deduction of which is required by any law.

19.3	No conduct by any of the parties will be deemed to be a waiver of any of that party’s rights hereunder or under any law and/or as a waiver or consent on its part to any breach or non-performance of any condition whatsoever unless such waiver or consent (as appropriate) has been approved by that party in writing.

19.4	Insofar as any of the undertakings of any party to this Agreement as set out herein are declared to be void or unenforceable this will not derogate from any of the other undertakings of that party, which will remain in full force and effect. Insofar as such undertaking is found to be void or unenforceable by reason of the extent or period thereof or like limitations, such unenforceable undertaking will be restricted so as to be enforceable in the extent and for the maximum period permitted by law, and which do not exceed the extent and period specified in this undertaking.

19.5	This Agreement is subject to Israeli law and any dispute relating thereto will be disposed of in the authorized court in Tel Aviv — Yafo.

19.6	This Agreement may not be assigned or transferred by the Employee in any manner or to any person or body.

19.7	No modification to this Agreement will be of any effect nor may any of the conditions thereof may be amended without a written document bearing the signature of the parties. For the avoidance of any doubt it is clarified that none of the conditions of this Agreement may be amended by way of conduct, custom, and etc.

19.8	The addresses of the parties for the purposes of this Agreement are as set out at the head of this Agreement. Any notice (1) which will be sent by registered mail by one party to the other according to such address will be deemed to have been received by the addressee within 72 hours of the time of posting in Israel; (2) which has been delivered personally – will be deemed to have been received by the addressee at the time of service and, (3) if despatched by fax, will be deemed to have been received by the addressee at the end of the transmission thereof and the receipt of a confirmation of despatch by the fax device from which the notice was sent.

19.9	The provisions of clauses 2.2, 7.2 and 12.2, the second paragraph of clause 14, 15.3, 15.4, 16, 17, 18, 19.2, 19.3, 19.5, 19.6, 19.8 and 19.9 will remain in force even after the termination of this Agreement for any reason whatsoever.
In witness whereof the parties have set their hands:

	/s/ David Aviezer The Company	/s/ Einat Almon The Employee

By:	David Aviezer

Protalix Ltd. Corporate no. 511903288